SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 25, 2010
INTERMOUNTAIN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)
Idaho
(State or other jurisdiction of incorporation)

000-50667	82-0499463

(Commission File Number)	IRS Employer Identification No.
414 Church Street
Sandpoint, Idaho 83864
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (208) 263-0505
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01	Other Events
     At a Special Meeting held on February 25, 2010, the shareholders of Intermountain Community Bancorp, Sandpoint, Idaho (the “Company”), approved amending the Company’s Amended and Restated Articles of Incorporation to (i) increase the number of shares of common stock authorized for issuance from 29,040,000 to 300,000,000 shares (“Proposal No. 1”); and (ii) effect a reverse stock split by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to April 30, 2011, with the exact ratio to be determined by the Board, and to also reduce the number of authorized shares of common stock available for issuance by the reverse stock split ratio (“Proposal No. 2”). The shareholders further approved a proposal to authorize an adjournment of the special meeting if deemed necessary (“Proposal No. 3”).
     The Amendment to increase the number of shares of common stock was filed with the Idaho Secretary of State on February 25, 2010. The amendment to effect the reverse stock split will not be filed and become effective until such time as the Board, in its sole discretion, determines it appropriate to implement the split to maximize the anticipated benefit of the shareholders.
     The result of the shareholder vote on Proposal No. 1 was as follows:

Number of shares cast FOR: 6,664,523

Number of shares cast AGAINST: 597,504

Number of shares ABSTAINING: 17,500

Number of Broker Non-Votes: 0
     The result of the shareholder vote on Proposal No. 2 was as follows:

Number of shares cast FOR: 6,743,538

Number of shares cast AGAINST: 520,362

Number of shares ABSTAINING: 15,626

Number of Broker Non-Votes: 0
     The result of the shareholder vote on Proposal No. 3 was as follows:

Number of shares cast FOR: 6,835,086

Number of shares cast AGAINST: 397,743

Number of shares ABSTAINING: 41,944

Number of Broker Non-Votes: 0

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 26, 2010

INTERMOUNTAIN COMMUNITY BANCORP
By:	/s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer

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